ICT GROUP MEDIA CONTACT: BERNS COMMUNICATIONS GROUP, LLC Michael McMullan 212-994-4660	ICT GROUP INVESTOR CONTACT: MBS VALUE PARTNERS, LLC Betsy Brod/Lynn Morgen 212-750-5800

ICT GROUP REPORTS SECOND QUARTER 2008 RESULTS

NEWTOWN, PA, JULY 29, 2008—ICT GROUP, INC. (NASDAQ:ICTG), today reported results for the second quarter ended June 30, 2008.

Revenue for the second quarter of 2008 was $109.6 million compared to $112.0 million reported in the second quarter of 2007. For the 2008 second quarter, the Company incurred a net loss of $355,000, or $0.02 per diluted share, which included significant training and ramp-up costs associated with the start-up of a large client program in North America. ICT GROUP’s second quarter 2008 guidance included the expected benefit of a government grant that would partially offset these costs. The Company now expects to recognize this government grant, equal to approximately $1.0 million pre-tax, or $0.04 per diluted share, in the third quarter of 2008 instead of the second quarter of 2008, as previously anticipated. In last year’s second quarter, the Company reported a net loss of $2.1 million, or $0.13 per diluted share, which included $4.9 million pre-tax related to restructuring charges and settlement of litigation. Excluding the impact of these charges, ICT GROUP would have reported net income of $1.1 million, or $0.07 per diluted share in the second quarter of 2007.

“Roll-out of recent new business wins helped us offset the impact of cutbacks of certain existing financial telesales and market research programs and reduced call volumes in certain customer service programs,” commented Mr. Brennan. “Within the current economic downturn, we are continuing to see substantial interest for outsourced customer care and back-office processing as well as for our IVR and web-based initiatives. However, while bidding activity is strong across all our targeted verticals, the decision-making process for our customers has lengthened and some program ramp-ups are slower than expected.”

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ICT GROUP REPORTS SECOND QUARTER 2008 RESULTS (CONT.)

In the 2008 second quarter, 61% of work for U.S. clients was produced at ICT GROUP’s lower-priced, offshore facilities compared to 44% in last year’s second quarter and 60% in the first quarter of 2008. The significant increase in the percentage of offshore production, principally in the Philippines, has increased the Company’s exposure to the effects of foreign currency fluctuations. Had the foreign currency exchange rates for the second quarter of 2007 remained in effect in 2008, pre-tax income would have increased by approximately $1.0 million.

Domestic revenue was $67.7 million in the second quarter, representing 62% of total revenue, a decline of 16% from the comparable year-ago period as a result of the shift of U.S. production to lower-priced, offshore facilities, a reduction in telesales call volumes for certain financial services clients and cutbacks in market research programs. International revenue of $41.9 million was up 33% from second quarter 2007 levels and reflected strong year-over-year growth in Australia, Canada, Mexico and the U.K.

Services revenue accounted for 79% of total revenue for the 2008 second quarter as compared to 75% in the year-ago period. Sales revenue declined to 21% of total revenue in the second quarter of 2008 from 25% in the year-ago period due to reduced call volumes and the continued shift of programs to lower-priced, offshore facilities.

Financial services revenue, which was down only 1% on a year-over-year basis and posted a 6% sequential increase, was driven by strong demand from international clients and from domestic clients seeking to outsource additional customer service, collections and back-office processing programs. Telecommunications revenue increased 8% over the second quarter of 2007 and posted a 1% gain from the first quarter. New programs on behalf of U.S., Canadian and U.K. telecommunications clients helped the Company to compensate for the shift of existing domestic business to lower-priced, offshore facilities. Within the health care vertical, there were reduced call volumes in health insurance and patient assistance programs, which resulted in a 16% decline versus the prior-year period and 12% sequentially.

“Despite the effects of ongoing weakness in the economy, ICT GROUP’s sales momentum remained strong as existing and prospective clients continue to view outsourcing as a way to reduce

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ICT GROUP REPORTS SECOND QUARTER 2008 RESULTS (CONT.)

internal costs in an uncertain business environment,” continued Mr. Brennan. “In the second quarter, we won new business from large companies in the telecommunications, technology and financial services sectors totaling approximately $25 million, comprised of new and expanded programs from new and existing clients.”

Outlook:

“We expect difficult business conditions to persist through the remainder of 2008 due to macro economic events and are revising our revenue and earnings guidance for the balance of the year to reflect the potential for clients to further delay or curtail programs. However, we expect to continue to grow our revenue base and improve our profitability sequentially in the third and fourth quarters, but it will not be as fast as we had originally anticipated,” noted Mr. Brennan. “We believe that our current infrastructure will accommodate profitable growth as conditions improve, therefore we will be delaying facility expansion plans, carefully monitoring our staffing requirements and reducing capital expenditures over the near-term. Over the longer term, we believe the demand for the services we provide will continue to expand and that the strategies we have in place will enable ICT GROUP to benefit from the opportunities.”

The Company currently expects revenue in the third quarter to range between $110 and $113 million and, assuming that the aforementioned grant is included in the third quarter, earnings per diluted share to range between $0.03 to $0.07. Fourth quarter revenue is expected to increase over the third quarter and range between $115 and $120 million and earnings per diluted share are anticipated to be in the range of $0.09 to $0.13.

“We now expect earnings per diluted share for the full year 2008 to be in the range of $0.03 to $0.11 on revenue of $443 million to $451 million,” noted Mr. Brennan.

Conference Call:

The Company will hold a conference call tomorrow, Wednesday, July 30, 2008, at 9:00 a.m. EDT. Investors may access the call by dialing 877-407-9039 or by visiting the ICT GROUP website at www.ictgroup.com. If you are unable to participate during the live webcast, a replay of the call will be available on the website through August 6, 2008.

ICT GROUP, headquartered in Newtown, Pa., is a leading global provider of customer management and business process outsourcing (BPO) solutions. The Company provides a comprehensive mix of customer care/retention, acquisition, up-selling/cross-selling, technical support, market research and database marketing as well as e-mail management, data entry/collections, claims

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ICT GROUP REPORTS SECOND QUARTER 2008 RESULTS (CONT.)

processing and document management services, using its global network of onshore, near-shore and offshore operations. ICT GROUP also provides interactive voice response (IVR) and advanced speech recognition solutions as well as hosted Customer Relationship Management (CRM) technologies, available for use by clients at their own in-house facility or on a co-sourced basis in conjunction with the Company’s fully integrated contact center operations. To learn more about ICT GROUP, visit the Company’s website at www.ictgroup.com.

Important Cautionary Information Regarding Forward-Looking Statements:

This press release contains certain forward-looking statements, such as expected call volumes, expansion of offshore operations, applicable income tax rates, revenue and earnings and the anticipated demand for ICT GROUP’s services. The forward-looking statements involve assumptions and are subject to substantial risks and uncertainties. Whenever possible, forward-looking statements are preceded by, followed by or include the words “believes,” “expects,” “anticipates” or similar expressions, which speak only as of the date the statement is made. ICT GROUP assumes no obligation to update any such forward-looking statements. For such statements, ICT GROUP claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual events or results of operations, cash flows and financial condition of ICT GROUP may differ materially from those discussed in the forward-looking statements as a result of various factors, including without limitation, those discussed in ICT GROUP’s annual report on Form 10-K for the year ended December 31, 2007, and other documents, such as current reports on Form 8-K and quarterly reports on Form 10-Q filed by ICT GROUP with the Securities and Exchange Commission. Although ICT GROUP believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct and we undertake no obligation to update such expectations.

Important factors that could cause actual results to differ materially from ICT GROUP’s expectations, or that could materially and adversely affect ICT GROUP’s financial condition, may include, but are not limited to, the following, many of which are outside ICT GROUP’s control: customer demand for a client’s product or service, the client’s budgets and plans and other conditions affecting the client’s industry, interest and foreign currency exchange rates (including the effectiveness of strategies to manage fluctuations in these rates), a client invoking cancellation or similar provisions of the client contract, demand for labor and the resulting impact on labor rates paid by ICT GROUP, unanticipated labor difficulties, unanticipated contract or technical difficulties, identifying and opening planned contact centers within timeframes necessary to meet client demands, reliance on strategic partners, industry and government regulation affecting ICT GROUP or its clients, reliance on telecommunications and computer technology, general and local economic conditions, competitive pressures in ICT GROUP’s industry, the cost to prosecute, defend or settle litigation by or against ICT GROUP, judgments, orders, rulings and other developments in or affecting litigation by or against ICT GROUP, ICT GROUP’s capital and financing needs, changes in tax laws and regulation, ICT GROUP’s ability to integrate acquired businesses, terrorist attacks and the impact of war. These factors, as well as others, such as conditions in the securities markets and actual or perceived results or developments affecting companies in our industry, could affect the trading price of our common stock.

(Tables Follow)

ICT Group, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
REVENUE	$109,569	$112,041	$218,269	$227,218

OPERATING EXPENSES:
Cost of Services	68,113	70,389	137,765	144,013
Selling, general and administrative	42,210	40,978	83,038	82,156
Restructuring charges	—	3,839	—	3,839
Litigation costs	—	1,042	—	1,042

	110,323	116,248	220,803	231,050

Operating loss	(754)	(4,207)	(2,534)	(3,832)

Interest income, net	67	210	189	329

Loss before income taxes	(687)	(3,997)	(2,345)	(3,503)
Income tax benefit	(332)	(1,909)	(977)	(1,825)

Net loss	$(355)	$(2,088)	$(1,368)	$(1,678)

Diluted loss per share	$(0.02)	$(0.13)	$(0.09)	$(0.11)

Shares used in computing diluted loss per share	15,887	15,770	15,865	15,758

Reconciliation of Income Before Income Taxes to Adjusted Net Income to Eliminate

the Effect of Charges Related to Restructuring Charges and the Arbitration Settled in the Second Quarter 2007

(Unaudited)

Adjusted Results of Operations:
Income (loss) before income taxes		$(3,997)		$(3,503)
Restructuring charges		3,839		3,839
Litigation costs		1,042		1,042

Adjusted income before income taxes		884		1,378
Adjusted income taxes		(251)		(167)

Adjusted net income		$1,135		$1,545
Adjusted earnings per share		$0.07		$0.10

Shares used in computing adjusted earnings per share		16,010		16,049

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ICT Group, Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)

	June 30, 2008	December 31, 2007
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$22,053	$30,244
Accounts receivable, net	90,432	79,823
Other current assets	13,062	18,117

Total current assets	125,547	128,184

PROPERTY AND EQUIPMENT, net	67,539	70,658

OTHER ASSETS	25,620	26,758

	$218,706	$225,600

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Line of credit	$7,000	$—
Accounts payable and other current liabilities	49,301	48,593

Total current liabilities	$56,301	$48,593

OTHER LIABILITIES	11,060	9,818
TOTAL SHAREHOLDERS’ EQUITY	151,345	167,189

	$218,706	$225,600

WORKSTATIONS AT PERIOD END	13,793	13,710

NEWS RELEASE

ICT GROUP, INC.

800-799-6880

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